UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2016

Zoned Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51640	46-5198242
(Commission File Number)	(IRS Employer Identification No.)

14300 N. Northsight Blvd., #208 Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): 407-257-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On February 16, 2016, Chino Valley Properties, LLC (“Chino Valley”), a wholly owned subsidiary of Zoned Properties, Inc. (the “Company”), entered into a binding letter of intent (the “Chino Valley LOI”) with C3C3 Group, LLC (the “Tenant”) and Broken Arrow Herbal Center, Inc. (“Broken Arrow”). Each of the Tenant and Broken Arrow are owned by Alan Abrams, a significant stockholder of the Company.

Pursuant to the terms of the Chino Valley LOI, the parties agreed to amend the existing lease agreement, dated August 6, 2015, to provide for the lease by Chino Valley to Tenant of approximately 45,000 square feet of space in Chino Valley, Arizona. The monthly rent due, pursuant to the terms of the Chino Valley LOI, will be $70,833.33 beginning June 1, 2016 and $127,500 beginning August 1, 2016; however, the increased rental revenue will be contingent upon the completion of the constructed expansion at the facility. In subsequent years beginning August 1, 2017, there will be a 5% annual increase in the monthly rent. The parties identified a budget of $2,000,000 for developing the property and constructing the tenant improvements.

On February 17, 2016, Zoned Colorado Properties, LLC (“Zoned Colorado”), a wholly owned subsidiary of the Company, entered into a binding letter of intent (the “Parachute LOI”) with Parachute Development Corporation (“Parachute”) pursuant to which the parties agreed to the material terms of a purchase agreement to be entered into by the parties.

Pursuant to the terms of the Parachute LOI, the parties will execute a purchase agreement consistent with the terms of the Parachute LOI no later than 45 business days after execution of the Parachute LOI. The purchase agreement will provide for the purchase of property in Parachute, Colorado, by Zoned Colorado and the sale of such property by Parachute. The purchase price of the property will be $499,857. Zoned Colorado will pay 55% of the purchase price in cash. Parachute will finance 45% of the purchase price at an interest rate of 6.5% amortized over a five-year period, with a balloon payment at the end of the fifth year. Payments will be made monthly and there will be no pre-payment penalty.

Zoned Colorado will have a right of first refusal on three additional lots owned by Parachute in Parachute, Colorado.

The Parachute LOI provides that the purchase agreement will be subject to certain contingencies, including that Zoned Colorado must obtain financing for the purchase and development of the property, the grant of a special use permit by the Town of Parachute, and the tenant’s obtaining a license to cultivate on the property.

The foregoing descriptions of the Chino Valley LOI and the Parachute LOI are not complete descriptions of all of the parties’ rights and obligations under the agreements and are qualified in their entireties by reference to the Chino Valley LOI, a copy of which is filed as Exhibit 10.1 to this current report on Form 8-K, and the Parachute LOI, a copy of which is filed as Exhibit 10.2 to this current report on Form 8-K, each of which is incorporated herein by reference.

Item 7.01.   Regulation FD Disclosure.

On February 16, 2016, the Company issued a press release concerning certain business updates. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information contained in the website is not a part of this current report on Form 8-K.

On February 18, 2016, the Company issued a press release concerning certain business updates. A copy of this press release is attached hereto as Exhibit 99.2 and incorporated herein by reference. The information contained in the website is not a part of this current report on Form 8-K.

Item 9.01.   Financial Statements and Exhibits.

The exhibits listed in the following Exhibit Index are furnished as part of this current report on Form 8-K.

Exhibit No.	Description
10.1	Binding Letter of Intent dated as of February 16, 2016 between Chino Valley Properties, LLC, C3C3 Group, LLC and Broken Arrow Herbal Center, Inc.
10.2	Binding Letter of Intent dated as of February 17, 2016 between Zoned Colorado Properties, LLC and Parachute Development Corporation.
99.1	Press release of Zoned Properties, Inc. dated February 16, 2016.
99.2	Press release of Zoned Properties, Inc. dated February 18, 2016

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZONED PROPERTIES, INC.

Dated: February 18, 2016	/s/ Bryan McLaren
Bryan McLaren
Chief Executive Officer

3